Exhibit (h.18)

Exhibit A

iShares Trust

Morningstar® Dividend Yield Focus IndexSM
Morningstar® Exponential Technologies IndexSM
Morningstar® Global ex-US Dividend Growth IndexSM
Morningstar® Large Core IndexSM
Morningstar® Large Growth IndexSM
Morningstar® Large Value IndexSM
Morningstar® Mid Core IndexSM
Morningstar® Mid Growth IndexSM
Morningstar® Mid Value IndexSM
Morningstar® Multi-Asset High Income IndexSM
Morningstar® Small Core IndexSM
Morningstar® Small Growth IndexSM
Morningstar® Small Value IndexSM
Morningstar U.S. Bond Market Yield-Optimized Index
Morningstar® US Dividend and Buyback IndexSM
Morningstar US® Dividend Growth IndexSM

iShares, Inc.

Morningstar® Emerging Markets High Yield Bond IndexSM